Exhibit 99.1

VerifyMe Announces Executives Promoted to New Leadership Roles

Rochester, NY – February 22, 2022 – PRNewswire — VerifyMe, Inc. (NASDAQ: VRME) (“VerifyMe,” “we,” “our,” or the “Company”), providing authentication, supply chain monitoring and data rich consumer engagement features using unique smartphone readable codes on their products to brand owners, announced today that they have reached new agreements with their executive management team that will assist with the development and implementation of VerifyMe strategic initiatives.

Patrick White will continue as Chief Executive Officer (CEO) and a member of the board of Directors of VerifyMe. Mr. White joined the company in 2017 and has over 25 years in the security printing and identification industry. He will continue to oversee and develop our strategic plan and has a deep understanding of how we need to continue to evolve as an organization for our company to grow.

Keith Goldstein has been promoted to President and will continue to serve as the Chief Operating Officer (COO). Mr. Goldstein joined the company in 2017 and has over 25 years of experience in strategic operations and financial management. Mr. Goldstein will continue to execute the company’s strategy and its day-to-day operations.

Margaret Gezerlis has been promoted to Executive Vice President and will continue to serve as the Chief Financial Officer (CFO). Ms. Gezerlis has served as CFO since 2018 and has over 15 years of experience. She has a great deal of global experience and knowledge and in this new position will assist the CEO in implementing new policies as we continue to grow.

Nancy Meyers has recently joined VerifyMe as Senior Vice President of Finance and Investor Relations. Ms. Meyers is a Chartered Professional Accountant (CPA) and

brings over 20 years of experience in finance, accounting, and operations, most recently with GP Strategies.

“This team has been instrumented in bringing the company forward from a development stage company to where we are now at a commercialization stage,” stated VerifyMe’s Chairman, Scott Greenberg. “These promotions acknowledge their leadership and contribution to the substantial steps forward we have made in the past three years and will be integral as we continue to implement our growth strategy.”

About VerifyMe, Inc.

VerifyMe, Inc. (NASDAQ: VRME), is a technology solutions provider specializing in products to connect brands with consumers. VerifyMe technologies give brand owners the ability to gather business intelligence while engaging directly with their consumers. VerifyMe technologies also provide brand protection and supply chain functions such as counterfeit prevention, authentication, serialization, and track and trace features for labels, packaging and products. To learn more, visit www.verifyme.com.

For Licensing or Other Information Contact:

Company: VerifyMe, Inc.

Email: IR@verifyme.com

Website: http://www.verifyme.com